Exhibit 99.1

February 4, 2014	Contact:	Gualberto Ranieri Office: 248-512-2226 Fax: 248-512-0066 gualberto.ranieri@chrysler.com

Shawn Morgan Office: (248) 512-2692 Fax: (248) 512-1756 shawn.morgan@chrysler.com

Chrysler Group LLC Prices $5 Billion Debt Offering

Auburn Hills, Mich., February 4, 2014 - Chrysler Group LLC (“Chrysler Group”) announced today the pricing of its previously announced offering of secured senior debt securities to yield approximately $3.0 billion in net proceeds. Chrysler Group also priced senior secured term loan facilities under which it expects to raise approximately $2.0 billion in net proceeds.

Chrysler Group has priced an offering of $1.375 billion aggregate principal amount of 8% Secured Senior Notes due 2019 (the “2019 Notes”) at an issue price of 108.25% of their aggregate principal amount plus accrued interest from December 15, 2013, and an offering of $1.380 billion aggregate principal amount of 8¼% Secured Senior Notes due 2021 (the “2021 Notes” and together with the 2019 Notes, the “Notes”) at an issue price of 110.50% of their aggregate principal amount plus accrued interest from December 15, 2013. The issue prices represent a yield to maturity of 6.165% per annum for the 2019 Notes and 6.433% per annum for the 2021 Notes.

The Notes will be issued as additional 8% Secured Senior Notes due 2019 and additional 8¼% Secured Senior Notes due 2021 under an indenture, dated May 24, 2011, pursuant to which Chrysler Group previously issued $1.5 billion aggregate principal amount of 8% Secured Senior Notes due 2019 and $1.7 billion aggregate principal amount of 8¼% Secured Senior Notes due 2021. The Notes of each series offered by Chrysler Group in this offering and the Notes of the corresponding series previously issued under the indenture will each be treated as a single series of debt securities under the indenture.

In connection with the term loan facilities, Chrysler Group will enter into (1) an incremental assumption agreement providing for an additional $250 million of term loans under its existing senior secured credit facilities under which Chrysler Group borrows at 2.75% over LIBOR, subject to a LIBOR floor of 0.75%; and (2) a new $1.75 billion senior secured term loan facility, under which Chrysler Group will borrow at 2.50% over LIBOR, subject to a LIBOR floor of 0.75%.

Chrysler Group intends to use the net proceeds of the Notes offering, together with borrowings under the senior secured term loan facilities to repay all amounts outstanding under the senior unsecured note issued on June 10, 2009 to the VEBA Trust with an original face amount of $4.587 billion. The refinancing transactions are expected to close on February 7, 2014. Completion of these transactions is subject to customary conditions.

Chrysler Group placed the Notes in a private placement under Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements of the Securities Act and applicable state laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

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